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                                                                     EXHIBIT 8.1

                            LIST OF SUBSIDIARIES

SUBSIDIARIES OF WORLD GAMING PLC:

      WG International Ltd

SUBSIDIARIES OF WG INTERNATIONAL LTD:

      World Gaming Europe Limited

      Starnet Communications International, Inc.

SUBSIDIARIES OF STARNET COMMUNICATIONS INTERNATIONAL, INC.

      Starnet Systems International Inc.

      EFS International Inc.

      EFS USA Inc.

      EFS Australia Pty Ltd

      EFS St. Kitts Inc.

      Inphinity Interactive Inc.

      602662 British Columbia Ltd

      World Gaming Services Inc.

      Starnet Communications Canada Inc.